                                                                     Exhibit 2.1

                           STOCK PURCHASE AGREEMENT


                                    BETWEEN


                             RPD ENTERPRISES, INC.
                           (A VIRGINIA CORPORATION)


                                      AND


                            THE EASTWIND GROUP, INC.
                            (A DELAWARE CORPORATION)


                    RELATING TO THE PURCHASE OF THE STOCK OF
                          IVY-TYGART ACQUISITION CORP.
                            (A DELAWARE CORPORATION)



                               FEBRUARY 13, 1998

                               TABLE OF CONTENTS


Article 1
  Purchase and Sale of the Shares..............................................1
     Section 1.1  Purchase and Sale of the Shares..............................1
     Section 1.2  Purchase Price...............................................1
     Section 1.3  Payment of the Purchase Price................................1

Article 2
  Related Agreements...........................................................1
     Section 2.1  Guaranty.....................................................1
     Section 2.2  Tax Agreement................................................2
     Section 2.3  Intercompany Receivable......................................2

Article 3
  Representations and Warranties of Seller.....................................2
     Section 3.1  Organization and Qualification of Seller.....................2
     Section 3.2  Authority Relative to this Agreement.........................2
     Section 3.3  The Shares...................................................2
     Section 3.4  Organization and Qualification of Ivy-Tygart.................3
     Section 3.5  Ivy-Tygart Capital Structure.................................3
     Section 3.6  Financial Statements.........................................3
     Section 3.7  No Undisclosed Liabilities...................................3
     Section 3.8  Taxes........................................................4
     Section 3.9  No Violation.................................................4
     Section 3.10 Consents and Approval........................................4
     Section 3.11 Licenses and Permits.........................................5
     Section 3.12 Absence of Certain Changes or Events.........................5
     Section 3.13 Properties...................................................6
     Section 3.14 Accounts Receivable..........................................7
     Section 3.15 Maintenance of Real Property and Tangible Personal
                  Property.....................................................7
     Section 3.16 Intellectual Property........................................7
     Section 3.17 Agreements, Contracts and Commitments........................8
     Section 3.18 Inventory....................................................8
     Section 3.19 Insurance....................................................9
     Section 3.20 Litigation...................................................9
     Section 3.21 Environmental Matters........................................9
     Section 3.22 Employee Benefit Plans......................................11
     Section 3.23 Compliance with Laws........................................11


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     Section 3.24 Interested Party Transactions.............................12
     Section 3.25 Labor and Employment Matters..............................12
     Section 3.26 Full Disclosure...........................................12
     Section 3.27 Finders...................................................12

Article 4
  Representations and Warranties of Buyer...................................12
     Section 4.1 Organization of Buyer......................................12
     Section 4.2 Buyer Capital Structure....................................12
     Section 4.3 Authority; No Conflict; Required Filings and Consents......13
     Section 4.4 Consents and Approvals.....................................13
     Section 4.5 Litigation.................................................13
     Section 4.6 Full Disclosure............................................13
     Section 4.7 Finders....................................................14

Article 5
  Additional Agreements.....................................................14
     Section 5.1 Business In Ordinary Course; Restrictions..................14
     Section 5.2 Access to Information......................................15
     Section 5.3 Third Party Consents.......................................16
     Section 5.4 Releases...................................................16
     Section 5.5 1997 Income Tax Returns....................................16
     Section 5.6 No Solicitation............................................16
     Section 5.7 Fees and Expenses..........................................17
     Section 5.8 Public Disclosure..........................................17
     Section 5.9 Subsequent Events..........................................17
     Section 5.10 Further Assurances........................................17

Article 6
  Conditions to Closing.....................................................17
     Section 6.1 Conditions to Each Party's Obligation to Closing...........17
     Section 6.2 Additional Conditions to Obligations of Buyer..............18
     Section 6.3 Additional Conditions to Obligations of Seller.............19


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Article 7
  The Closing............................................................20
     Section 7.1 Time and Place of Closing...............................20
     Section 7.2 Deliveries by Seller....................................20
     Section 7.3 Deliveries by Buyer.....................................21
     Section 7.4 Deliveries by Seller and Buyer..........................21

Article 8
  Indemnification........................................................21
     Section 8.1 Indemnification By the Parties..........................21
     Section 8.2 Limitation on Amount....................................21
     Section 8.3 Procedure for Indemnification...........................22
     Section 8.4 Survival; Investigation.................................22

Article 9
  Termination and Amendment..............................................23
     Section 9.1 Termination.............................................23
     Section 9.2 Effect of Termination...................................23
     Section 9.3 Amendment...............................................23
     Section 9.4 Extension; Waiver.......................................23

Article 10
  Miscellaneous Provisions...............................................23
     Section 10.1  Notices...............................................23
     Section 10.2  Interpretation........................................24
     Section 10.3  Counterpart Copies....................................25
     Section 10.4  Entire Agreement; No Third Party Beneficiaries........25
     Section 10.5  Governing Law.........................................25
     Section 10.6  No Assignment.........................................25

                                LIST OF EXHIBITS

Exhibit A Single Payment Promissory Note
Exhibit B Installment Promissory Note
Exhibit C Guaranty
Exhibit D Tax Agreement
Exhibit E Seller's Opinion of Counsel
Exhibit F Buyer's Opinion of Counsel

                            Stock Purchase Agreement

     This Stock Purchase Agreement (The "Agreement"), Dated as of February 13, 1998, is made between RPD Enterprises, Inc., a Virginia Corporation ("Buyer") and The Eastwind Group, Inc., a Delaware Corporation ("Seller").

                                  The Recitals

     Seller owns 92.5 shares of the issued and outstanding common stock, par value $0.01 per share, of Ivy-Tygart Acquisition Corp., a Delaware corporation ("Ivy-Tygart"). Seller desires to sell and Buyer desires to purchase all of such shares (the "Shares").

                                 The Agreement

     Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE 1

                        PURCHASE AND SALE OF THE SHARES

     SECTION 1.1 PURCHASE AND SALE OF THE SHARES. At the Closing, Seller agrees to sell the Shares to Buyer, and Buyer agrees to purchase the Shares, for the consideration and on the terms set forth in this Agreement.

     SECTION 1.2 PURCHASE PRICE. The consideration to be paid for the Shares (the "Purchase Price"), which shall be paid in the manner set forth in Section 1.3, shall be $1,152,250.00.

     SECTION 1.3 PAYMENT OF THE PURCHASE PRICE. The Purchase Price shall be paid to Seller as follows:

          (1) $377,500.00 (the "Cash Payment") shall be paid to Seller at the Closing (hereinafter defined) in immediately available funds by wire transfer to an account at a banking or other financial institution designated in writing by Seller;

          (2) $377,500.00 shall be paid by delivery at the Closing to Seller of Buyer's single payment promissory note due thirty (30) days after the Closing in that principal amount (the "Buyer Note No. 1"), substantially in the form of the promissory note attached to this Agreement as EXHIBIT A; and

          (3) $397,250.00 shall be paid by delivery at the Closing to Seller of Buyer's installment promissory note in that principal amount (the "Buyer Note No. 2"), substantially in the form of the promissory note attached to this Agreement as EXHIBIT B.

                                   ARTICLE 2

                              RELATED AGREEMENTS

     SECTION 2.1 GUARANTY. The obligations of the Buyer under Buyer Note No. 1 and Buyer Note No. 2 shall be guaranteed by John C. Reid pursuant to a Guaranty substantially in the form of the Guaranty attached hereto as EXHIBIT C (the "Reid Guaranty").

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     SECTION 2.2  TAX AGREEMENT.  In connection with the sale and purchase of the Shares contemplated by this Agreement, Seller and Buyer will enter into a tax agreement in substantially the form attached hereto as EXHIBIT D (the "Tax Agreement"), pursuant to which Seller and Buyer will agree to make certain tax elections with respect to the acquisition of the Shares, and will provide for the preparing and filing of certain tax returns for Ivy-Tygart and the allocation of liability for certain taxes attributable to the income or loss of Ivy-Tygart.

     SECTION 2.3 INTERCOMPANY RECEIVABLE. In connection with the sale and purchase of the Shares contemplated by this Agreement, Seller, immediately prior to Closing, will cause Ivy-Tygart to declare a dividend (the "Dividend") equal to the intercompany receivable due from Seller to Ivy-Tygart in the amount of $252,900 which is reflected on Ivy-Tygart's financial records as of December 31, 1997 in order to offset such receivable. Seller shall cause Ivy-Tygart to take such actions as may lawfully be taken to permit it to declare the Dividend in accordance with the General Corporation Law of Delaware ("DGCL"). If, after taking such actions, the amount of a dividend that may be declared in accordance with the DGCL is still less than the amount of the intercompany receivable (the "Deficit Amount") the Seller shall pay to Ivy-Tygart an amount equal to the Deficit Amount in satisfaction of the remaining amount of the intercompany receivable.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct, except as set forth in the disclosure schedule delivered by Seller to Buyer on or before the date of this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule shall be arranged in items corresponding to the numbered and lettered sections contained in this Article 3, and the disclosure in any item shall qualify only to corresponding section in this Article 3 and any other section in which a cross reference to such item is made.

     SECTION 3.1 ORGANIZATION AND QUALIFICATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business. Seller has no offices and conducts no business other than in the Commonwealth of Pennsylvania and is not required to qualify to do business as a foreign corporation in any state.

     SECTION 3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has the corporate power and authority to execute and deliver this Agreement and the Tax Agreement, and to consummate the transactions contemplated hereby and thereby. Except for approved by the Seller's Board of Directors, no other corporate action or proceedings on its part are necessary with respect to the execution and delivery by Seller of this Agreement and the Tax Agreement, and the consummation by it of the transactions contemplated hereby and thereby. Subject any to such approval, this Agreement has been duly executed and delivered by Seller and this Agreement, constitutes, and the Tax Agreement, when executed and delivered by Seller, will constitute valid and binding obligations of Seller, enforceable against it in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or general principles of equity, whether considered in a proceeding in equity or at law.

     SECTION 3.3 THE SHARES. Except as set forth in Item 3.3 of the Disclosure Schedule, (i) Seller is the owner of the Shares, has good title to the

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Shares, and has the right and authority to sell the Shares to the Buyer pursuant to this Agreement free of any restrictions, liens, pledges or other encumbrances, and (ii) upon delivery to Buyer of certificates evidencing the Shares pursuant to this Agreement, Buyer will have good title to the Shares, free of liens, mortgages, charges, security interests and other defects in title generally considered to be encumbrances ("Encumbrances").

     SECTION 3.4 ORGANIZATION AND QUALIFICATION OF IVY-TYGART. Ivy-Tygart is a corporation duty organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified does not and cannot reasonably be expected to have a material adverse effect on the Shares, its business, assets (including intangible assets), earnings, financial condition or results of operations or prospects (a "Material Adverse Effect"). Seller has previously delivered to Buyer complete and correct copies of the Certificate of Incorporation and Bylaws of Ivy-Tygart, as currently in effect. Ivy-Tygart has no subsidiary corporations.

     SECTION 3.5   IVY-TYGART CAPITAL STRUCTURE.

          (1) The authorized capital stock of Ivy-Tygart consists of 1,000 shares of common stock $0.01 par value ("Ivy-Tygart Common Stock"). One hundred shares of Ivy-Tygart Common Stock are issued and outstanding, all of which are validly issued, fully nonassessable, 92.5 shares of which are owned of record and beneficially by Seller and 7.5 shares of which are owned of record by John
C. Reid. No shares of Ivy-Tygart Common Stock are held in the treasury of Ivy-Tygart. There are no obligations, contingent or otherwise, of Ivy-Tygart to repurchase, redeem or otherwise acquire any shares of Ivy-Tygart Common Stock held by Seller or, to Seller's knowledge, to repurchase, redeem or otherwise acquire any shares of Ivy-Tygart Common Stock held by John C. Reid, or to make any investment (in the form of a loan, capital contribution or otherwise) in any corporation, partnership, limited liability company, joint venture, or other organization.

          (2) With the exception of Ivy-Tygart Common Stock, there are no equity securities of any class of Ivy-Tygart, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Ivy-Tygart is a party or by which it is bound obligating Ivy-Tygart to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Ivy-Tygart or obligating Ivy-Tygart to grant, extend, accelerate the vesting of or enter into any such option, warrants equity security, call, right, commitment or agreement. Except as set forth in Item 3.3 of the Seller Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Ivy-Tygart held by Seller or, to Seller's knowledge, with respect to the voting of the shares of capital stock of Ivy-Tygart held by John C. Reid.

     SECTION 3.6 FINANCIAL STATEMENTS. Seller has previously furnished Buyer with true and complete copies of the unaudited opening balance sheet of Ivy-Tygart as of December 31, 1996, and has also furnished Buyer with true and complete copies of the unaudited interim financial statements of Ivy-Tygart for the eleven-month period ending November 30, 1997. Except as may be indicated therein or in the notes thereto, such financial statements (collectively, the "Financial Statements") present fairly in all material respects the financial position of Ivy-Tygart as of such dates and the results of its operations and changes in financial position for such periods and have been prepared in accordance with generally accepted accounting principles (except with respect to financial statement footnotes) applied on a consistent basis.

     SECTION 3.7 NO UNDISCLOSED LIABILITIES. Neither Seller nor Ivy-Tygart has any liabilities, either accrued or contingent, and whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Ivy-Tygart which are not reflected in the Financial

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

Statements other than normal or recurring liabilities incurred since November 30, 1997 in the ordinary course of business consistent with past practices.

     SECTION 3.8  TAXES.

          (1) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (2) Ivy-Tygart (or Seller on behalf of Ivy-Tygart, through consolidated tax returns) has accurately prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed at or before the Closing ("Returns") relating to any and all Taxes concerning or attributable to Ivy-Tygart or to its operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

          (3) As of the Closing, Ivy-Tygart (or Seller on behalf of Ivy-Tygart) will have (i) paid all Taxes required on the basis of such returns, estimates, information statements and reports to be paid prior to the Closing Date, and
(ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except where any failure to make such payment or withholding could not reasonably be expected to have a Material Adverse Effect on Ivy-Tygart.

          (4) To the knowledge of Seller, there is no Tax deficiency outstanding, proposed or assessed against Ivy-Tygart that is not reflected as a liability on the Financial Statements. Ivy-Tygart (or Seller on behalf of Ivy-Tygart) has not executed any waiver of any statute of limitations on, or any agreement extending the period for, the assessment or collection of any Tax. Ivy-Tygart (or Seller on behalf of Ivy-Tygart) has not executed any power of attorney authorizing any person to represent it in connection with any Tax matter.

          (5) Ivy-Tygart does not have any material liabilities for unpaid federal, state, local and foreign Taxes that have not been accrued for or reserved on the Financial Statements, whether asserted or unasserted, contingent or otherwise.

     SECTION 3.9 NO VIOLATION. Except as set forth in Item 3.9 of the Seller Disclosure Schedule, the execution and delivery by Seller of this Agreement and the Tax Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Seller, or the Certificate of Incorporation or Bylaws of Ivy-Tygart, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller or Ivy-Tygart is a party or by which Seller, Ivy-Tygart or the Shares may be bound, or (iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to Seller, Ivy-Tygart or the Shares.

     SECTION 3.10 CONSENTS AND APPROVAL. Except as set forth in Item 3.10 of the Seller Disclosure Schedule, there is no requirement applicable to Seller or Ivy-Tygart to make any filing with, or obtain any permit, authorization, consent or approval of any individual, corporation, partnership, association, labor union, trust or any other entity or organization, including a government, a governmental body, a political subdivision

                                      -4-
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or an agency of instrumentality thereof (individually, a "Person" and collectively, "Persons") as a condition to the lawful consummation of the transactions contemplated by this Agreement and the Tax Agreement.

     SECTION 3.11 LICENSES AND PERMITS. The term "Licenses and Permits" as used herein means governmental licenses, permits, approvals and authorizations, whether federal, state and local, domestic or foreign, other than Environmental Permits (hereinafter defined). Item 3.11 of the Seller Disclosure Schedule contains a complete list of all of such Licenses and Permits required to conduct its business as it is presently being conducted, other than those the failure of which to have would not reasonably be expected to have a Material Adverse Effect on Ivy-Tygart, all of which are in full force and effect, except as otherwise set forth therein. The business of Ivy-Tygart has been operated in compliance with all of the terms and conditions set forth in such Licenses and Permits, except for such violations thereof as do not and cannot reasonably be expected to have a Material Adverse Effect on Ivy-Tygart. No notice of a violation of any such License or Permit has been received by Seller or Ivy-Tygart, or to the knowledge of Seller, recorded or published, and no proceeding is pending or, to the knowledge of Seller, threatened, to modify, amend, suspend or revoke any of them.

     SECTION 3.12  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Item 3.12 of the Seller Disclosure Schedule, since November 30, 1997, Ivy-Tygart has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

          (1) any change, or development involving a prospective change, including, without limitation, any damage, destruction or loss (whether or not covered by insurance) which have or, to the knowledge of Seller, can reasonably be expected to have a Material Adverse Effect on Ivy-Tygart;

          (2) any obligation or liability involving more than $25,000 (whether matured, absolute, accrued, contingent or otherwise) incurred by Ivy-Tygart other than in the ordinary course of business;

          (3) any general uniform increase in the compensation of the employees of Ivy-Tygart including, without limitation, those required by law or collective bargaining agreements;

          (4) any increase in the compensation payable to any officer of Ivy-Tygart;

          (5) any amendment to any employment agreement to which any employee of Ivy-Tygart is a party;

          (6) any sale of assets of Ivy-Tygart other than in the ordinary course of business;

          (7) any deterioration of relations between Ivy-Tygart and its suppliers which could reasonably be expected to have a Material Adverse Effect on Ivy-Tygart, or any deterioration of relations between Ivy-Tygart and its customers;

          (8) any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of Ivy-Tygart held by Seller or, to Seller's knowledge, held by John C. Reid;

          (9) any split, combination or other similar change in the outstanding capital stock of Ivy-Tygart;

         (10) any declarations setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to the Shares; or

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         (11) any issuance by Ivy-Tygart of any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock.

     SECTION 3.13  PROPERTIES.

          (1) Item 3.13(1) of the Seller Disclosure Schedule contains a true and complete list of all real property owned by Ivy-Tygart. Ivy-Tygart does not lease any real property from any third party. Except as disclosed in Item 3.13(1) of the Seller Disclosure Schedule and except for Permitted Exceptions (hereinafter defined), Ivy-Tygart has good title to all of its properties real and personal, free and clear of Encumbrances.

          (2) The term "Permitted Exceptions" shall mean (i) with respect to the real property of Ivy-Tygart located in Charlottesville, Virginia, (A) the lien of a Credit Line Deed of Trust from Ivy-Tygart to M. Clifton McClure and Fred S. Landess, trustees, dated as of December 27, 1996, securing the obligations of Ivy-Tygart under the Loan Agreement dated December 5, 1996 between Ivy-Tygart and Jefferson National Bank in the original principal amount of $1,075,000 (the "JNB Loan Agreement"); (b) the lien of a Deed of Trust (Participation) from Ivy-Tygart to Dawn V. DiBenedetto and Lorraine R. Dismond, trustees, dated February 6, 1997, securing the obligations of Ivy-Tygart under the Authorization for Debenture Guarantee 504 Loan Program dated December 17, 1996 between Ivy-Tygart and the U.S. Small Business Administration in the original principal amount of $750,000 (the "SBA Loan Agreement"); and (C) the leasehold interest of The Mattie Corporation for 11,000 square feet of the Charlottesville facility pursuant to Commercial Lease dated May 7, 1997 between Ivy-Tygart, as landlord and The Mattie Corporation, as tenant expiring on June 30, 1998 (the "Mattie Corporation Lease"), (ii) with respect to real property of Ivy-Tygart located in Beverly, West Virginia, the lien of (A) a Trust Deed from Ivy-Tygart to R. Sue Core, trustee, dated December 23, 1996, securing the obligations of Ivy-Tygart under an Adjustable Rate Note dated December 23, 1996 payable to Mountain Valley Bank, N.A. in the original principal amount of $300,000 (the "Mountain Valley Bank Note No. 1"), and (B) a Trust Deed from Ivy-Tygart to R. Sue Core, trustee, dated July 9, 1997, securing the obligations of Ivy-Tygart under a fixed rare note (10.1%) dated July 9, 1997 payable to Mountain Valley Bank, N.A. in the original principal amount of $275,000 (the "Mountain Valley Bank Note No. 2");
(iii) with respect to the equipment and machinery accounts receivable and inventory of Ivy-Tygart, a security interest granted to Fidelity Funding, Inc. by Loan and Security Agreement dated as of December 31, 1996, as collateral for obligations of Ivy-Tygart in the aggregate amount of $1,950,000 (the "Fidelity Funding Loan Agreement"); (iv) statutory liens for current taxes or assessments not yet due or delinquent; (v) mechanics, carriers, worker, repairers and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations as to which there is no default or as to which default has been cured, provided that the same shall be fully discharged of record before the Closing; (vi) exceptions shown on surveys furnished by Seller or Ivy-Tygart to Buyer on or before the date hereof and agreed to in writing by Buyer; (vii) purchase money liens in favor of (A) Jenkins Ford-Mercury, Inc. on a 1997 Ford F-150 pickup truck securing a note dated June 16, 1997 in the original principal amount of $22.831.10 and (B) Citizens National Bank on a 1997 Chevrolet 3500 pickup truck securing a note dated October 20, 1997 in the original principal amount of $24,527.00; (viii) other purchase money liens, none of which exceed $5,000 individually or $25,000 in the aggregate; (ix) such other liens, imperfections in title, charges, easements, restrictions and encumbrances which have been agreed to by Buyer or otherwise shown on Old Republic National Title Insurance Company Policy No. SV 2827891 and Lawyers Title Insurance Corporation Policy No. 136-00-218305 with respect to the Charlottesville, Virginia and the Beverly, West Virginia real property, respectively; and (x) with respect to certain rights of the Company arising out of or related to that certain Asset Purchase Agreement by and between the Company and Tygart Moulding Corporation dated as of December 31, 1996 and the documents, instruments and agreements related thereto, the security interests granted by the Company to Fidelity Funding,

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Inc., pursuant to an Assignment of Acquisition Documents dated as of December
31, 1996 by and between the Company and Fidelity Funding, Inc.

     SECTION 3.14 ACCOUNTS RECEIVABLE. A correct and complete list of the accounts receivable for Ivy-Tygart as of January 2, 1998, has previously been furnished by Seller to Buyer. Such accounts receivable and those acquired by Ivy-Tygart subsequent to the date of such list and prior to the Closing (and not collected prior to the Closing), have or will have arisen in the ordinary course of business and will have been collected or be collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried on the books of Ivy-Tygart. Each of such accounts receivable, and those acquired subsequent to the date of such list furnished to Buyer, is not and will not be the subject of a pledge or assignment and is and will be free of Encumbrances except for Permitted Exceptions, and has not been and will not be placed for collection with any attorney, collection agency or similar individual or firm.

     SECTION 3.15 MAINTENANCE OF REAL PROPERTY AND TANGIBLE PERSONAL PROPERTY. To Seller's knowledge, the real property and tangible personal property which belongs to Ivy-Tygart has been maintained in good repair in accordance with the usual practices in the United States of businesses which are similar to the business conducted by Ivy-Tygart, in good condition, ordinary wear and tear excepted, and is usable in the ordinary, course of the business of Ivy-Tygart as it is presently being conducted, and is owned by Ivy-Tygart free of Encumbrances except for Permitted Exceptions, and except for equipment leased under the equipment leases listed in Item 3.15 of the Seller Disclosure Schedule, or as otherwise disclosed therein.

     SECTION 3.16  INTELLECTUAL PROPERTY.

          (1) Except for the Permitted Exception set forth in Section 3.13(2)(x), Ivy-Tygart owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all tangible or intangible proprietary information or material that is necessary to conduct the business of Ivy-Tygart as currently conducted ("Ivy-Tygart Intellectual Property Rights"). Item 3.16 of the Seller Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks, which Ivy-Tygart considers to be material to its business and included in Ivy-Tygart Intellectual Property Rights, including the jurisdictions in which each such Ivy-Tygart Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses, distribution agreements and other agreements as to which Ivy-Tygart is a party and pursuant to which any person is authorized to use any Ivy-Tygart Intellectual Property Rights, and
(iii) all licenses, sublicenses and other agreements as to which Ivy-Tygart is a party and pursuant to which Ivy-Tygart is authorized to use any third party patents, trademarks or copyrights, including software ("Ivy-Tygart Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Ivy-Tygart product.

          (2) Ivy-Tygart is not, nor will it be as a result of the consummation of the transactions contemplated by this Agreement, in breach of any license, sublicense or other agreement relating to Ivy-Tygart Intellectual Property Rights or Ivy-Tygart Third Party Intellectual Property Rights.

          (3) Except for the Permitted Exception set forth in Section 3.13(2)(x), all patents, registered trademarks, service marks and copyrights listed in Item 3.16 of the Seller Disclosure Schedule are valid and subsisting and free of Encumbrances. Ivy-Tygart (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not been given notice or is otherwise aware that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

     SECTION 3.17 AGREEMENTS, CONTRACTS AND COMMITMENTS. Item 3.17 of the Seller Disclosure Schedule sets forth a complete and correct list of each existing contract, agreement or commitment of Ivy-Tygart (other than the agreements described in the definition of Permitted Exceptions set forth in
Section 3.13(2)):

          (1) upon which any substantial part of its business is dependent or which, if breached, would be reasonably likely to have a Material Adverse Effect on Ivy-Tygart;

          (2) which provides for aggregate future payments of more than $5,000, except for purchase orders or sale orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make payments pursuant thereto aggregating more than $25,000;

          (3) which extends for more than one hundred eighty (180) days from the date hereof and is not cancelable by either party on 30 days' notice or less;

          (4) which provides for the sale after the date hereof and other than in the ordinary course of business, of any of its assets;

          (5) which relates to the employment compensation, retirement or termination of the services of any officer or employee or former officer or employee, including bonus, incentive, pension, profit-sharing, hospitalization, insurance, deferred compensation, retirement, stock option or stock purchase plans or similar plans providing employee benefits for or with respect to any officer or employee;

          (6) which contains covenants pursuant to which any person or entity has agreed not to compete with the business of any other Person or not to disclose to others information concerning such other Person;

          (7) which relates to the sale or other disposition of goods or services and which (i) involve terms or quantities exceeding normal commitments or in the ordinary course of business or (ii) contain special pricing terms or other provisions which would prohibit or limit the ability of Buyer to effect price increases;

          (8) pursuant to which title to any assets of Ivy-Tygart may be encumbered; or

          (9) which relates to any partnership, joint venture or other arrangement involving a sharing of profits from any enterprise.

Each of the foregoing is referred to in this Agreement as a "Material Contract." Each Material Contract is in full force and effect and there has not occurred, with respect to any such Material Contract, any default or event of default, which, with or without due notice or with the lapse of time or both, would constitute a default or event of default on the part of Ivy-Tygart or, to the best knowledge of Seller, any other party thereto, except where such default or event of default would not have a Material Adverse Effect on Ivy-Tygart. Complete copies of each Material Contract have been delivered to Buyer.

     SECTION 3.18 INVENTORY. The term "Inventory" as used herein means raw materials, work-in-progress and finished goods of Ivy-Tygart. Its Inventory (i) is usable or saleable in the ordinary course of business, (ii) is adequate for the conduct of the business of Ivy-Tygart as it is presently being operated and
(iii) is carried on the books of Ivy-Tygart at an aggregate amount which reflects valuations determined in accordance with generally accepted accounting principles applied on a consistent basis. The Inventory is free of Encumbrances except for Permitted Exceptions.

     SECTION 3.19 INSURANCE. Item 3.19 of the Seller Disclosure Schedule sets forth a list of insurance policies maintained by Ivy-Tygart or by Seller on behalf of Ivy-Tygart. Ivy-Tygart is not in default in any respect under any provision of any such policy nor has it failed to give notice or present any claim thereunder in a timely manner so as to bar recovery of any valid claim. Except as set forth in Item 3.19 of the Seller Disclosure Schedule, Ivy-Tygart is the sole beneficiary of the proceeds of such policies which are free from Encumbrances except for Permitted Exceptions.

     SECTION 3.20 LITIGATION. Except as set forth in Item 3.20 of the Seller Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the best knowledge of Seller, threatened, against Ivy-Tygart, the Seller or any of its Affiliates (as hereinafter de fined) whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department commission, agency or instrumentality, domestic or foreign nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Ivy-Tygart, the Seller or any of its Affiliates which have, or if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Shares or Ivy-Tygart, or which seek specifically to prevent, restrict or delay consummation of the transactions contemplated by this Agreement or fulfillment of any of the conditions of this Agreement. As used herein, the term "Affiliate" means with respect to any person (i) any officer or director of that person, (ii) any person or entity beneficially owning 10% or more of any class of equity securities of that person, and (iii) any other person or entity that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control wide, that person.

     SECTION 3.21  ENVIRONMENTAL MATTERS.

          (1) Item 3.21 of the Seller Disclosure Schedule contains an index of the material safety data sheets used by Ivy-Tygart in the ordinary course of business in its wood finishing process. These materials have been used, stored and disposed of off-site in compliance with all applicable laws. Except as set forth in Item 3.21 of the Seller Disclosure Schedule, no material amount of any substance that has been designated by any governmental entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to such laws (a "Hazardous Material"), are present as a result of the actions of Ivy-Tygart or any of its subsidiaries, or, to Seller's knowledge, any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Ivy-Tygart has at any time owned, operated, occupied or leased, where the presence of such Hazardous Material could reasonably be expected to have a Material Adverse Effect on Ivy-Tygart.

          (2) At no time has Ivy-Tygart transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Ivy-Tygart or any of its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity to prohibit, regulate it control Hazardous Materials or any Hazardous Material Activity which has had or could reasonably be expected to have a Material Adverse Effect on Ivy-Tygart.

          (3) The term "Environmental Permits" as used herein means governmental permits, approvals and authorizations, whether federal, state or local, domestic or foreign, which relate to the environment or to public health and safety or worker health and safety as they may be affected by the environment, including, without limitation, those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, or petroleum.

          (4) Ivy-Tygart has obtained all Environmental Permits required to conduct its business as it is presently being conducted. Item 3.21(4) of the Seller Disclosure Schedule contains a complete list of all such Environmental Permits, all of which am in full force and effect.

          (5) Ivy-Tygart has operated its business in compliance with all laws and regulations relating to pollution control and environmental contamination and the provisions of its Environmental Permits, except for such violations thereof as do not and cannot reasonably be expected to have a Material Adverse Effect on Ivy-Tygart.

          (6) Ivy-Tygart is not obligated, by itself or jointly with others, to clean up, remedy or otherwise restore to its former condition any building, contaminated surface water, ground water, soil or any natural resource associated therewith.

          (7) No investigation or review is pending with respect to any alleged failure of Ivy-Tygart to comply with any of the aforementioned laws or regulations or the terms and conditions of any of its Environmental Permits, and, to the knowledge of Seller, no event has occurred or condition exists which can reasonably be expected to give rise to such an allegation or cause Ivy-Tygart to be obligated to take any action described in paragraph 3.21(6).

     SECTION 3.22  EMPLOYEE BENEFIT PLANS.

          (1) Item 3.22 of the Seller Disclosure Schedule lists all of the employee benefit plans and programs (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Ivy--Tygart or any trade or business (whether or not incorporated) which is a member or which is under common control with Ivy-Tygart within the meaning of Section 414 of the Code (an "ERISA Affiliate") (together, the "Ivy-Tygart Employee Plans").

          (2) With respect to each Ivy-Tygart Employee Plan and to the best knowledge of Seller, Seller has made available to Buyer a true and correct copy of (i) such Ivy-Tygart Employee Plan, (ii) each trust agreement and group annuity contract, if any, relating to such Ivy-Tygart Employee Plan, and (iii) the most recent actuarial report or valuation relating to a Ivy-Tygart Employee Plan subject to Title IV of ERISA. Except as set forth on Item 3.22 of the Seller Disclosure Schedule, no annual report (Form 5500) with respect to any Ivy-Tygart Employee Plan is due to be filed, and none has been filed, with the Internal Revenue Service ("IRS").

          (3) With respect to Ivy-Tygart Employee Plans, individually and in the aggregate, no event has occurred, and to the best knowledge of Seller, there exists no condition or set of circumstances in connection with which Ivy-Tygart could be subject to any liability that could reasonably be expected to have a Material Adverse Effect on Ivy-Tygart under ERISA, the Code or any other applicable law.

          (4) With respect to Ivy-Tygart Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Ivy Tygart, which obligations could reasonably be expected to have a Material Adverse Effect on Ivy-Tygart.

          (5) Ivy-Tygart is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Ivy-Tygart, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving IvyTygart of the nature contemplated by this Agreement, (iii) agreement with any officer of Ivy-Tygart providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $30,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the actions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 3.23 COMPLIANCE WITH LAWS. Ivy-Tygart has compiled with, is not in violation of, and has not received any notice of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business or the ownership or operation of its business, except for failures to comply or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ivy-Tygart.

     SECTION 3.24 INTERESTED PARTY TRANSACTIONS. No officer, director or other Affiliate of Ivy-Tygart (i) competes with or is involved in or has direct or indirect interest in any business entity which competes with the business conducted by Ivy-Tygart, (ii) has any agreement with Ivy-Tygart other than an employment agreement listed on the Seller Disclosure Schedule, or (iii) except as set forth on Item 3.24 of the Seller Disclosure Schedule, has any interest, direct or indirect, in any property, real or personal, tangible or intangible, without limitation, Ivy-Tygart Intellectual Property which is material to Ivy-Tygart and used in or pertaining to its business.

     SECTION 3.25 LABOR AND EMPLOYMENT MATTERS. Item 3.25 of the Seller Disclosure Schedule sets forth a complete and correct list of each employment agreement to which Ivy-Tygart is a party. There are no controversies, claims or grievances pending or, to the knowledge of Seller, threatened between Seller or Ivy-Tygart and Ivy-Tygart employees, which have or could reasonably be expected to have, directly or indirectly, a Material Adverse Effect on Ivy-Tygart.

     SECTION 3.26 FULL DISCLOSURE. None of the information supplied or to be supplied by Seller at the date such information is supplied, and none of the representations and warranties of Seller which are made in this Agreement (a representation and warranty being deemed to include the information contained in any schedule hereto or furnished in connection herewith), contains an untrue statement of a material fact or, taken as a whole, omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.27 FINDERS. No broker, finder or investment banker is entitled to any fee or commission from Seller or Ivy-Tygart for services rendered on behalf of Seller or Ivy-Tygart in connection with the transactions contemplated by this Agreement or the Tax Agreement.

                                 ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that the statements contained in this Article 4 are true and correct, except as set forth in the disclosure schedule delivered by Buyer to Seller on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in items corresponding to the numbered and lettered sections contained in this Article 4 and the disclosure in any item shall qualify only the corresponding section in this Article 4 and any other section in which a cross reference to such item is made.

     SECTION 4.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Buyer. Buyer has previously delivered to Seller complete and correct copies of the Articles of Incorporation and Bylaws of Buyer as currently in effect.

     SECTION 4.2 BUYER CAPITAL STRUCTURE. The authorized capital stock of Buyer consists of 5,000 shares of common stock, $0.01 par value ("Buyer Common Stock"), of which 10 shares of Buyer Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and are owned of record and beneficially by John C. Reid.

     SECTION 4.3 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (1) Buyer has all requisite corporate power and authority to enter into this Agreement, Buyer Note No. 1, Buyer Note No. 2 and the Tax Agreement and to consummate the transactions contemplated by this Agreement and the Tax Agreement. Except for approval by the Buyer's Board of Directors, no other corporate action or proceedings on its part are necessary with respect to the execution and delivery by Buyer of this Agreement and the Tax Agreement, and the consummation by it of the transactions contemplated hereby and thereby. Subject only to such approval, this Agreement has been duly executed and delivered by Buyer and this Agreement constitutes, and Buyer Note No. 1, Buyer Note No. 2 and the, Tax Agreement, when executed and delivered by Buyer, will constitute valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or general principles of equity, whether considered in a proceeding in equity or at law.

          (2) Except as disclosed in the Buyer Disclosure Schedule, the execution and delivery by Buyer of this Agreement, Buyer Note No, 1, Buyer Note No. 2 and the Tax Agreement do not and the consummation of the transactions contemplated by this Agreement, Buyer Note No. 1, Buyer Note No. 2 and the Tax Agreement will not, (i) conflict with, or result in any violation or, breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or
(iii) conflict or violate any permit, concession, franchise, license, judgment order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which could not reasonably be expected to have a Material Adverse Effect on Buyer.

     SECTION 4.4 CONSENTS AND APPROVALS. There is no requirement applicable to Buyer to make any filing with, or to obtain the consent or approval of any Person as a condition to the consummation of the transactions contemplated by this Agreement.

     SECTION 4.5 LITIGATION. No action, suit, claim, investigation or proceeding is pending or to the knowledge of Buyer, threatened against Buyer which seeks to prevent, restrict or delay consummation of the transactions contemplated by this Agreement

     SECTION 4.6 FULL DISCLOSURE.   None of the information supplied or to be
supplied by Buyer at the date such information is supplied, and none of the representations and warranties of Buyer which are made in this Agreement (a representation and warranty being deemed to include the information contained in any schedule hereto or furnished in connection herewith), contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.7 FINDERS. No broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with the transactions contemplated by this Agreement or the Tax Agreement.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 BUSINESS IN ORDINARY COURSE; RESTRICTIONS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller will cause Ivy-Tygart to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees (other than those officers and employees who are to resign or be removed from office pursuant to Section
7.2 of this Agreement) and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Seller shall promptly notify Buyer of any event or occurrence not in the ordinary course of business of Ivy-Tygart where such event or occurrence would result in a breach of any covenant of Seller set forth in this Agreement of cause any representation or warranty Seller set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, Seller shall not permit Ivy-Tygart to take any actions, without the prior written consent of Buyer, which would:

          (1) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of Ivy-Tygart or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (2) transfer or license to any person or entity or otherwise extend, amend or modify any rights to Ivy-Tygart intellectual Property Rights other than in the ordinary course of business consistent with past practices;

          (3) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (4) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (5) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise or agree to acquire any ends other than acquisitions involving aggregate consideration of not more than $20,000;

          (6) sell, lease, license or otherwise dispose of any of its properties or assets, except for transactions entered into in the ordinary course of business;

          (7) (i) increase or agree; to increase the compensation payable or to become payable to its officers or employees, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee, (iv) enter into any collective bargaining agreement, (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, defined compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (8) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

          (9) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

         (10) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

         (11) incur or commit to incur any individual capital expenditure for the purchase of property or equipment having a useful life of more than one (1) year in excess of $20,000, or aggregate capital expenditures for such items in excess of $50,000;

         (12) acquire or agree to acquire, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation partnership, limited liability company, joint venture, or other organization; or

         (13) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(1) through 5.1(12) above, or any action which could reasonably be expected to make any of Ivy-Tygart's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Closing;

     SECTION 5.2  ACCESS TO INFORMATION.

          (1) Upon reasonable notice, Seller will, and will cause Ivy-Tygart to, afford to the officers, employees, accountants, counsel and other representatives of Buyer who have a need to know in connection with the transaction contemplated by this Agreement, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, to furnish promptly to Buyer all other information concerning its business, properties and personnel as Buyer may reasonably request.

          (2) Buyer agrees that all confidential information furnished by Seller or Ivy-Tygart to Buyer, will be held and treated by Buyer and its Affiliates in strict confidence and will be used by Buyer solely for the purposes and in connection with the transactions contemplated by this Agreement. Any confidential information furnished to Buyer in written or other tangible form will be returned to Seller or Ivy-Tygart promptly upon request, including all copies, summaries, analyses and extracts thereof, in the event this

Agreement is terminated and the transactions contemplated hereby abandoned prior to Closing. Nothing herein shall be deemed to restrict Buyer's use or disclosure of any information which (i) is or becomes generally available to the public other than as a result of a breach of Buyer's obligations under this Agreement,
(ii) is rightfully received by Buyer from a third party without the breach of any confidentiality obligation to Ivy-Tygart, or (iii) was available to Buyer on a nonconfidential basis prior to its disclosure to Buyer by Ivy-Tygart.

          (3) No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by such Agreement.

     SECTION 5.3 THIRD PARTY CONSENTS. Except as to the Thach Contingency (herein after defined), Seller shall obtain, or cause Ivy-Tygart to obtain, all waivers, releases, consents and approvals required under the documents, instruments, agreements, laws, regulations, judgment, orders and decrees described in Sections 3.9 (No Violation), 3.10 (Consents and Approvals), 3.13(2) (Properties) and 3.17 (Agreements, Contracts and Commitments) of this Agreement or otherwise set forth in the Items of the Seller Disclosure Schedule corresponding to such Sections. Seller shall obtain, or cause Ivy-Tygart to obtain, all licences and permits listed as Additional Licenses and Permits Needed necessary to remove the exceptions set forth in Item 3.11 (Licenses and Permits) of the Seller Disclosure Schedule in order to remove the exceptions to the representations made in the corresponding Sections of this Agreement Seller shall protect and indemnify Buyer from any claim that may be asserted by John R. Thach ("Thach"), his heirs, attorneys, successors or assigns, against Buyer, the Shares or Ivy-Tygart pursuant to or on account of Seller's letter to Thach dated June 20, 1997, attached as an exhibit to Seller's Form 10-QSB filed with the Securities and Exchange Commission as of August 8, 1997, or otherwise (such potential claims herein referred to as the "Thach Contingency").

     SECTION 5.4 RELEASES. Prior to Closing, Seller and Buyer will cooperate with each other in assisting Ivy-Tygart to negotiate for the release of Seller from its obligations with respect to the several loan and credit agreements listed in clauses (i), (ii) and (iii) of Section 3.13(2) (collectively, the "Credit Agreements"). In that regard, Ivy-Tygart may offer the guarantee of John
C. Reid, in order to obtain the release of Seller from liability therefor.

     SECTION 5.5 1997 INCOME TAX RETURNS. With respect to the contributions by Ivy-Tygart to the consolidated taxable income or loss of the Seller and to the consolidated tax credits of the Seller for the fiscal year ended December 31, 1997, the consolidated federal and state income tax returns of the Seller (the "1997 Income Tax Returns") are not due to be filed, and will not be filed, prior to the Closing. Seller and Buyer agree to prepare and file the 1997 Income Tax Returns as required by and provided in the Tax Agreement.

     SECTION 5.6 NO SOLICITATION. Except as disclosed in Item 5.6 of the Seller Disclosure schedule, pending the consummation of the transactions contemplated by this Agreement and unless and until this Agreement is terminated pursuant to Section 9.1, Seller will not, and will not permit the management of Ivy-Tygart to, directly or indirectly, (i) solicit, initiate, encourage the submission of, or accept any offer or proposal or submit any offer or proposal to any person or entity, other than Buyer that constitutes, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Ivy-Tygart other than the transactions contemplated by this Agreement or described in Item 5.6 of the Seller Disclosure Schedule (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal. Ivy-Tygart shall notify Buyer no later than 24 hours after receipt by Ivy-Tygart (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Ivy-Tygart by any Person that informs Ivy-Tygart that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     SECTION 5.7 FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated.

     SECTION 5.8 PUBLIC DISCLOSURE. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation.

     SECTION 5.9 SUBSEQUENT EVENTS. If any event shall occur prior to the Closing which, had it occurred prior to the execution of this Agreement, should have been disclosed by a party to this Agreement, in a representation and warranty or otherwise, then upon the happening of such event, such party shall promptly disclose the happening of such event to the other party hereto.

     SECTION 5.10 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the actions contemplated by this Agreement, including cooperating fully with the other party. Notwithstanding the foregoing, neither party shall be required to initiate any litigation, make any substantial payment or incur any material economic burden, except for a payment otherwise required of it, to obtain any consent, approval or waiver, and if, despite such efforts, either party is unable to obtain any consent, approval or waiver, the other party may terminate this Agreement and shall have no liability therefor except as is provided in Section 9.2. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such necessary action.

                                   ARTICLE 6

                             CONDITIONS TO CLOSING

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSING. The respective obligations of each party to this Agreement to close the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions unless waived in writing by both Seller and Buyer:

          (1) APPROVALS.  All authorizations, consents, orders or approvals of,
              ---------
or declarations or filings with, or expirations of waiting periods imposed by, any Person the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on Buyer or Ivy-Tygart shall have been filed, occurred or been obtained.

          (2) CONSENTS.  All consents required to be obtained from third parties
              --------
(which consents are set forth in this Agreement or in the Seller Disclosure Schedule or the Buyer Disclosure Schedule) the failure of which to obtain could reasonably be expected to have a Material Adverse Effect on Buyer or Ivy-Tygart shall have been obtained.

          (3) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.  No temporary
              ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or limiting or restricting Buyer's conduct or operation of the business of Buyer after the Closing shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

     SECTION 6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

          (1) REPRESENTATIONS AND WARRANTIES.  The representations and
              ------------------------------
warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except (i) for changes contemplated by this Agreement, and (ii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect on Ivy-Tygart or a material adverse effect upon the consummation of the transactions contemplated hereby; and Buyer shall have received a certificate signed on behalf of Seller by its chief executive officer to such effect.

          (2) PERFORMANCE OF OBLIGATIONS OF SELLER.  Seller shall have, and
              ------------------------------------
shall have caused Ivy-Tygart to have performed in all material respects all obligations required to be performed by them, or either of them, under this Agreement at or prior to the Closing Date, including, without limitation, the obtaining of all third party waivers, consents, releases and approvals required under Section 5.3 of this Agreement, and Buyer shall have received a certificate signed on behalf of Seller by its chief executive officer to such effect.

          (3) APPROVAL OF BOARD OF DIRECTORS OF SELLER.  Seller shall have
              ----------------------------------------
obtained the approval of its Board of Directors of this Agreement and the Tax Agreement and the transactions contemplated hereby and thereby such that such documents are valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or general principles of equity, whether considered in a proceeding in equity or at law; and Buyer shall have received a certificate signed on behalf of Seller by its chief executive officer to such effect.

          (4) OPINION OF SELLER'S COUNSEL.  Buyer shall have received a written
              ---------------------------
opinion from Pepper Hamilton LLP, counsel to Seller, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT E.

          (5) COMPLETION OF DUE DILIGENCE.  Buyer shall have completed and shall
              ---------------------------
have been satisfied in its sole discretion with the results of its examination and review of the properties, books, contracts, commitments and records of Ivy-Tygart.

          (6) BOARD APPROVAL.  The Board of Directors of Buyer shall have
              --------------
approved this Agreement and the transactions contemplated hereby, and shall have authorized the officers of Buyer to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

          (7) SUBSCRIPTION AGREEMENTS.  Buyer shall have received subscription
              -----------------------
agreements in form and substance satisfactory to Buyer for the purchase of 390 shares of the Buyer's common stock for the aggregate subscription price of $728,249.

     SECTION 6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

          (1) REPRESENTATIONS AND WARRANTIES.  The representations and
              ------------------------------
warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect on Buyer or a material adverse effect upon the consummation of the transactions contemplated hereby; and Seller shall have received a certificate signed on behalf of Buyer by its chief executive officer to such effect.

          (2) PERFORMANCE OF OBLIGATIONS OF BUYER.  Buyer shall have performed
              -----------------------------------
in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by its chief executive officer to such effect.

          (3) APPROVAL OF BOARD OF DIRECTORS OF BUYER.  Buyer shall have
              ---------------------------------------
obtained the approval of its Board of Directors of this Agreement, Buyer Note No. 1, Buyer Note No. 2 and the Tax Agreement and the transactions contemplated hereby and thereby such that such documents are valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or general principles of equity, whether considered in a proceeding in equity or at law, and Seller shall have received a certificate signed on behalf of Buyer by its chief executive officer to such effect.

          (4) OPINION OF BUYER'S COUNSEL.  Seller shall have received a written
              --------------------------
opinion from McGuire, Woods, Battle & Boothe LLP, counsel to Buyer, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT F.

          (5) RELEASE OF CERTAIN OBLIGATIONS OF SELLER.  Seller shall have
              ----------------------------------------
received appropriate releases of all of its obligations under the guarantees of Seller of Ivy-Tygart's obligations under the JNB Loan Agreement, the SBA Loan Agreement, the Mountain Valley Bank Note No. 1, the Mountain Valley Bank Note No. 2, the Fidelity Funding Loan Agreement and the Lease Agreement (No. 7217752) for

Integrated Digital System 108 telephone by and between Clarity Credit Corp. and Ivy Industries more particularly described in Item 3.15 of the Seller Disclosure Schedule.

          (6) WAIVER OF RIGHTS.  Seller shall have received an appropriate
              ----------------
waiver from John C. Reid with respect to (i) his existing option to acquire ten
(10) shares of the common stock of Ivy-Tygart owned by Seller, and (ii) the employment agreement between Reid and Seller.

          (7) BOARD APPROVAL.  The Board of Directors of Seller shall have
              --------------
approved this Agreement and the transactions contemplated hereby, and shall have authorized the officers of Seller to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

          (8) CERTIFICATE OF JOHN C. REID.  Seller shall have received a
              ---------------------------
Certificate from John C. Reid, in form and substance satisfactory to Seller, with respect to certain of the representations set forth in this Agreement.

          (9) GUARANTY.  Seller shall have received the guaranty from John C.
              --------
Reid substantially in the form of Guaranty attached hereto as EXHIBIT C.

                                   ARTICLE 7

                                  THE CLOSING

     SECTION 7.1 TIME AND PLACE OF CLOSING. The Closing (the "Closing') shall take place at the offices of McGuire, Woods, Battle & Boothe LLP in Charlottesville, Virginia, at 10:00 a.m. local time on the later of (i) February 19, 1998, (ii) the next business day after which the last of the Closing Conditions is fulfilled or waived, or (iii) such date as may be agreed upon by the parties (the "Closing Date").

     SECTION 7.2 DELIVERIES BY SELLER. At the Closing Seller shall deliver to Buyer the following:

               (1) the certificates representing the Shares duly endorsed or with stock powers attached thereto duly signed;

               (2) all of the books and records (whether or not computerized) of Ivy-Tygart including without limitation its minute books, tax returns, stockholder records, and any associated software and documentation relating to its business and employees;

               (3) the certificates required by Sections 6.2(l), 6.2(2) and 6.2(3);

               (4) the Opinion of Counsel required by Section 6.2(4);

               (5)  the Tax Agreement;

               (6) the resignations of Paul A. DeJuliis, William B. Miller and John R. Thach as officers and directors of Ivy-Tygart or, alternatively, if any such resignations cannot be obtained, a certificate of Seller stating that Seller has duly and properly removed (or has caused the removal of) as officers and directors of Ivy-Tygart those individuals from whom such resignations could not be obtained; and

               (7) such additional documents as Buyer may reasonably request.

     SECTION 7.3 DELIVERIES BY BUYER. At the Closing Buyer shall deliver to Seller the following:

               (1) the Cash Payment in immediately available funds;

               (2) Buyer Note No. 1 duly executed on behalf of Buyer;

               (3) Buyer Note No. 2 duly executed on behalf of Buyer;

               (4) the certificates required by Section 6.3(l), 6.3(2)
                   and 6.3(3);

               (5) the Opinion of Counsel required by Section 6.3(4);

               (6)  the Guaranty of John C. Reid;

               (7) such additional documents as Seller may reasonably request.

     SECTION 7.4 DELIVERIES BY SELLER AND BUYER. At the Closing, Seller and Buyer shall each execute and deliver to the other the Tax Agreement.

                                   ARTICLE 8

                                INDEMNIFICATION

     SECTION 8.1 INDEMNIFICATION BY THE PARTIES. Subject to the limitations in this Article 8, each party (the "Indemnifying Party") will indemnify, defend and hold the other party (the "Indemnified Party") harmless from and against all losses, claims, damages, costs, expenses (including reasonable attorneys' and other advisors' fees), liabilities, concessions, or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of any breach by the Indemnifying Party of any representation, warranty, or covenant made in or pursuant to this Agreement. For purposes of this Article 8, Buyer and Seller are the parties hereto.

     SECTION 8.2 LIMITATION ON AMOUNT. Notwithstanding the foregoing, no claim made by the Indemnified Party against the Indemnifying Party for indemnification pursuant to Section 8.1 shall result in any liability to the Indemnifying Party unless the aggregate of all such claims made by the Indemnified Party pursuant to Section 8.1 exceeds $100,000, and then only to the extent of such excess. In addition, the following terms shall govern the Indemnifying Party's liability:

          (1) To the extent any claim made by Buyer against Seller under Section
8.1 is based upon breach of any of the representations and warranties made by Seller under Sections 3.6, 3.12, 3.14 or 3.18 of this Agreement, Seller's liability to Buyer shall not exceed $750,000.

          (2) To the extent any claim made by Buyer against Seller under Section
8.1 is based upon breach of any representation, warranty or covenant made by Seller other than those contained in Section 3.6, 3.12, 3.14 or 3.18 of this Agreement, Seller's liability to Buyer shall not exceed the Purchase Price.

          (3) In no event shall the $100,000 exclusion from Seller's liability set forth above nor the foregoing limitations on Seller's liability apply with respect to any claim made by Buyer related to, arising out of, or in connection with the Thach Contingency. In the event Buyer shall make a claim for indemnification against Seller related to, arising out of, or in connection with the Thach Contingency, Seller shall be liable for all losses, claims, damages, costs, expenses (including reasonable attorneys' and other advisors' fees), liabilities, concessions or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the Thach Contingency. Such liability shall include all direct damages and out-of-pocket expenses incurred by Buyer including, but not limited to, return of the Purchase Price and any additional investment made by Buyer in Ivy-Tygart, provided, however, that Seller shall not be liable hereunder for any claim based upon lost profits or any claim for the difference, if any, between the actual value of the Shares and the Purchase Price or other similar consequential damages.

               (4) Buyer's liability for any claim made against it by Seller under Section 8.1 shall be limited to $375,000.

     SECTION 8.3 PROCEDURE FOR INDEMNIFICATION. The Indemnified Party shall follow the procedures set forth in this Section 8.3 in order to be entitled to indemnification with respect to claims resulting from the assertion of liability by persons or entities other than the Indemnified Party, including claims by governmental entities for penalties, fines and assessments.

          (1) In the event that any action, suit or proceeding (hereinafter, a "Legal Action") is brought against the Indemnified Party or any claim or demand is made by any person or entity, including any governmental entity (a "Third Party Claim"), in respect of which the Indemnified Party desires to make a claim against the Indemnifying Party pursuant to this Section 8.3, the Indemnified Party shall give prompt written notice to the Indemnifying Party of the institution of such Legal Action or the making of such Third Party Claim, such notice to identify the amount, nature of, and other circumstances surrounding such claim.

          (2) Upon the written agreement of the Indemnifying Party that it is obligated to indemnify hereunder, the Indemnifying Party shall assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall in any event have the right to participate at its own expense in the defense of any such Legal Action or Third Party Claim, and provided further that in no event may the Indemnifying Party settle or compromise a Legal Action or Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement or compromise involving injunction or other equitable relief against the Indemnified Party or any of its assets, employees or business.

     SECTION 8.4 SURVIVAL; INVESTIGATION. Except for (i) the representations and warranties of the Indemnifying Party contained in Section 3.8 (relating to Taxes), which shall survive this Agreement indefinitely subject to applicable statutes of limitations under the 1986 Code or other applicable tax statute, and
(ii) the representations and warranties and covenants of the Seller contained in
Section 3.10 (relating to Consents and Approvals) and the Item 3.10 of the Seller's Disclosure Schedule with respect to any claims Thach may make with respect to the stock or assets of Ivy-Tygart, which shall survive until expiration of the applicable statute of limitations with respect to the Thach Contingency, the representations and warranties of parties contained in this Agreement shall survive the Closing until April 30, 1999 (the "Survival Date") at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought by an Indemnified Party pursuant to this Article 8 shall survive the Survival Date if written notice, given in good faith, of the specific breach thereof is given to the Indemnifying Party prior to the Survival Date, whether or not liability has actually been sustained.

                                   ARTICLE 9

                           TERMINATION AND AMENDMENT

     SECTION 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 9.1(3) and 9.1(4), by written notice by the terminating party to the other party):

          (1) by mutual written consent of Buyer and Seller; or

          (2) by either Buyer or Seller if the Closing shall not have occurred by February 23, 1998, (provided that the right to terminate this Agreement under this Section 9.1(2) shall not be available to a party if its failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

          (3) by either Buyer or Seller if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under of this Agreement with respect to such matter; or

          (4) by Buyer or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured within 10 business days following receipt by the breaching party of written notice of such breach from the other party.

     SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1, there shall be no liability or obligation on the part of Seller or Buyer, or its officers, directors, stockholders or Affiliates, except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided that, the provisions of Section 5.2(2) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     SECTION 9.3 AMENDMENT. This Agreement may be amended by the parties hereto but only by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 9.4 EXTENSION; WAIVER. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE 10

                            MISCELLANEOUS PROVISIONS

     SECTION 10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (1)  if to Buyer, to

                    RPD Enterprises, Inc.
                    111 Monticello Avenue West
                    Charlottesville, VA 22902
                    Attn: John C. Reid
                    Fax: (804) 296-5924

                    with a copy to:

                    McGuire, Woods, Battle & Boothe LLP
                    P.O. Box 1288
                    418 East Jefferson Street
                    Charlottesville, VA 22902
                    Attn: Robert E. Stroud
                    Fax: (804) 980-2272

               (2)  if to Seller, to:

                    The Eastwind Group, Inc.
                    100 Four Falls Corporate Center
                    Suite 305
                    West Conshohocken, PA 19428
                    Attn: Paul A. DeJuliis
                    Fax: (610) 828-6980

                    with a copy to:

                    Pepper Hamilton LLP
                    3000 Two Logan Square
                    Eighteenth and Arch Streets
                    Philadelphia, PA 19103-2799
                    Attn: Peter O. Clauss
                    Fax: (215) 991-4750

     SECTION 10.2 INTERPRETATION. When a reference is made in this Agreement to a section, such reference shall be to a section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not conflict in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the initial paragraph of this Agreement.

     SECTION 10.3 COUNTERPART COPIES. This Agreement may be executed in two or more counterpart copies all of which shall be considered one and the same agreement and shall become binding on the parties when a counterpart copy has been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart copy.

     SECTION 10.4 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

     SECTION 10.5 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to any applicable conflicts of law.

     SECTION 10.6 NO ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first written above.


                    THE EASTWIND GROUP, INC.

                        /s/ Paul A. DeJuliis
                    By: ____________________________________
                          Name:   Paul A. DeJuliis
                          Title:  President


                    RPD ENTERPRISES, INC.

                        /s/ John C. Reid
                    By: ____________________________________
                          Name:   John C. Reid
                          Title:  President